UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 31, 2010

Bio-Reference Laboratories, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-15266	22-2405059
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

481 Edward H. Ross Drive, Elmwood Park, NJ 07407

(Address of principal executive offices)  (Zip Code)

(201) 791-2600

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Bio-Reference Laboratories, Inc.

Form 8-K

December 31, 2010

Item 5.02 Compensation Arrangements of Certain Officers

On December 31, 2010, Bio-Reference Laboratories, Inc. (the “Company”) executed an employment agreement with Dr. Grodman (the “New Contract”), employing him as President and Chief Executive Officer through October 31, 2017. The New Contract replaced Dr. Grodman’s employment agreement then in effect and due to expire on October 31, 2011 (the “Old Contract”). The New Contract is automatically renewable for one additional two year period subject to the right of either party to elect not to renew at least four months prior thereto. The New Contract provides Dr. Grodman with a minimum annual Base Compensation of $1,060,000 subject to annual percentage increases in the Consumer Price Index as well as to increases at the discretion of the Compensation Committee. The New Contract also provides Dr. Grodman with participation rights in any fringe benefit and bonus plans available to the Company’s employees to the extent determined by the Compensation Committee. The New Contract contains provisions governing in the event of Dr. Grodman’s partial or total disability and provides for termination for “Cause” or in the event of Dr. Grodman’s death. In the event of Dr. Grodman’s death, unless his employment has been terminated for “Cause,” the Company will pay his estate a death benefit equal to 24 times his monthly Base Compensation in effect at the date of his death. Dr. Grodman has the right to terminate the New Contract in the event, among other occurrences, of a material change in his duties and responsibilities, a material relocation of the Company’s  principal executive offices or a material breach by the Company of the New Contract (including a material diminution of his Base Compensation). In the event of a Change in Control of the Company, Dr. Grodman can elect to terminate the New Contract. In that event, he will be entitled to be paid a lump sum Severance Payment equal to 2.99 times the average of the annual compensation paid to him by the Company for the five calendar years preceding the earlier of the calendar year in which the Change of Control occurred or the calendar year of the Date of Termination, subject to the provisions of Section 409-A of the Internal Revenue Code. Dr. Grodman is also subject to certain non-competition restrictions (generally for one year) preventing him from competing with the Company after termination of his employment.

Pursuant to the New Contract, the Company agreed to transfer to an Insurance Trust (the “1999 Trust”) established by Dr. Grodman, an insurance policy (“Policy A”) owned by the Company insuring the life of Dr. Grodman pursuant to an Endorsement Split-Dollar Insurance Agreement (“Split-Dollar Agreement No. 1”) among the Company, Dr. Grodman and the 1999 Trust, by paying a $1,202,411 bonus (the “Initial Bonus”) to Dr. Grodman, equal to the amount of the premiums paid by the Company on Policy A through the date of the New Contract. Split-Dollar Agreement No. 1 required the Company to pay the annual premiums on Policy A and provided that in the event of Dr. Grodman’s death while serving as a full time Company employee, the Company would receive that amount out of the policy death proceeds equal to its “interest in the policy” (i.e. the greater of the premiums it had paid on the policy or the policy cash value at the date of death) and the balance of the death proceeds would be paid to Dr.

Grodman’s designated beneficiaries. Pursuant to the New Contract, Split-Dollar Agreement No. 1 was terminated and in a “book entry” transaction, the Initial Bonus was “paid” to Dr. Grodman who in turn “transferred” the Initial Bonus amount to the 1999 Trust which in turn “repaid” the Initial Bonus amount back to the Company. The Company then, in accordance with Split-Dollar Agreement No. 1, transferred ownership of Policy A to the 1999 Trust. To facilitate these transactions, the parties agreed that the actual monetary funds did not need to change hands but agreed to treat the transactions appropriately for tax and accounting purposes. The Company also agreed to pay bonuses to Dr. Grodman of $119,000 in 2011, $70,000 in 2012 and $70,000 in 2013 unless his employment was terminated for “Cause” prior to a payment. These three bonuses were equal in amount to the remaining premiums payable on Policy A. The Company will expense the Initial Bonus ratably over the term of the New Contract. If Dr. Grodman’s employment is terminated for “Cause”, he is obligated to pay back the unexpended portion of the Initial Bonus back to the Company.

The Company also agreed to obtain a second insurance policy, a second-to-die policy (“Policy B”) insuring the lives of Dr. Grodman and his wife. Policy B will be owned by the Company pursuant to a second Endorsement Split-Dollar Insurance Agreement (“Split-Dollar Agreement No. 2”) to be executed in 2011 among the Company, Dr. Grodman and an Insurance Trust (the “2011 Trust”) to be established by Dr. Grodman. Policy B will provide for seven years of annual premiums of approximately $200,000 each, to be paid by the Company unless Dr. Grodman’s employment is terminated for “Cause.” At Dr. Grodman’s death, if his wife survives him, or in the event his employment is terminated for “Cause”,  Dr. Grodman’s estate or Dr.

Grodman, as the case may be, will cause the premiums paid by the Company under Policy B up to said date, to be paid back to the Company and the Company will transfer ownership of Policy B to Dr. Grodman’s estate, or to Dr. Grodman, as the case may be. If Dr. Grodman survives his wife, and assuming his employment has not been terminated for “Cause,” at his death, the Company will be paid the greater of the premiums it paid on Policy B or the Policy B cash value out of the death proceeds and Dr.Grodman’s estate will be paid the balance of the death proceeds, provided, however, that if Dr. Grodman survives his wife and assuming his employment has not been terminated for “Cause,” at his wife’s death, Dr Grodman or his designee shall have the option, exercisable within 90 days of her death, to purchase Policy B from the Company for the greater of the premiums paid or the cash value at the date of her death.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.2.1 Employment Agreement between the Company and Marc Grodman expiring October 31, 2017.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bio-Reference Laboratories, Inc.

/s/ Sam Singer
Principal Financial Officer

Date: January 5, 2011